Exhibit 10.45

English Translation

Liability Transfer Agreement

Party A (creditor): Zhejiang Yuhui Solar Energy Source Co. Ltd.

Party B (debtor): Desheng Solar Energy Co., Ltd.

Party C (debt transferee): Jiangxi Jingke Solar Energy Co., Ltd.

Through friendly negotiations, Party A, Party B and Party C reach agreement on the following stipulations with respect to the liability transfer:

Article 1 It is agreed by Party A, Party B and Party C that the advance payment of RMB forty million (RMB 40,000,000.00) received by Party B under the contract (No. YGC070709001W) and Party B’s rights and obligations under such contract entered into between Party A and Party B, will be transferred to Party C as of the effective date of this Agreement. The above amount will be offset by specific order amounts from June 2008 until it is fully offset.

Article 2 Party C shall not refuse to perform or delay in the performance of its obligations to Party A under this Agreement by reason of any fault of Party B.

Article 3 No other provision or agreement relating to this Agreement between Party B and Party C or any third party may modify, amend or terminate this Agreement without the consent of Party A.

Article 4 Party B undertakes to provide the joint responsibility guarantee for the full performance of this Agreement.

Article 5 Any lawsuit arising in connection with the performance of this Agreement shall be governed by the competent people’s court of first instance in the place where Party A is located.

Article 6 This Agreement shall become effective after it is affixed by Party A, Party B and Party C with their respective company seals.

Article 7 This Agreement is executed in triplicate, one copy for each party hereto.

Party A (creditor) (signature & seal):

Zhejiang Yuhui Solar Energy Source Co. Ltd. (Seal) May 28, 2008

Party B (debtor) (signature & seal):

Desun Solar Energy Co., Ltd. (Seal) May 25, 2008

Party C (debt transferee) (signature & seal) (Seal) May 25, 2008

Jiangxi Jingke Solar Energy Co., Ltd.